FOR IMMEDIATE RELEASE
July 22, 2013

Glacier Contacts:	Michael J. Blodnick, President and CEO
(406) 751-4701

Ron Copher, Executive Vice President and CFO
(406) 751-7706

North Cascades Bancshares Contacts:	Scott C. Anderson, President and CEO
(509) 682-4502

Shelley L. Bird, Senior Vice President and CFO
(509) 682-4502

GLACIER BANCORP, INC. AND NORTH CASCADES BANCSHARES, INC.
ANNOUNCE ELECTION DEADLINE

Kalispell, Montana and Chelan, Washington, July 22, 2013. Glacier Bancorp, Inc. (NASDAQ: GBCI, (“Glacier”) and North Cascades Bancshares, Inc. (“NCBI”) today jointly announced that the deadline for NCBI's shareholders to elect to receive stock, cash, or a unit consisting of a mix of stock and cash upon consummation of the merger of NCBI with and into Glacier (the “Merger”) has been set for 5:00 P.M. Pacific Daylight Time on July 29, 2013 (the “Election Deadline”).

Elections by NCBI shareholders may be made by mailing a completed election statement (the “Election Statement”), which was previously mailed to NCBI shareholders on or about June 12, 2013, to American Stock Transfer & Trust Company, LLC Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, New York 10272-2042.

Holders of NCBI common stock who wish to elect the type of consideration they will receive in the Merger should carefully review and follow the instructions set forth in the Election Statement. NCBI shareholders who hold their shares in “street name” should follow their broker's instructions for making an election with respect to such shares. Shares of NCBI common stock as to which the holder has not made a valid election prior to the Election Deadline will be treated as no election shares.

Upon completion of the Merger, each share of NCBI common stock will be converted into the right to receive the merger consideration pursuant to the Plan and Agreement of Merger, a copy of which is attached as Appendix A to the Proxy Statement/Prospectus dated June 4, 2013. The Proxy Statement/Prospectus also includes a description of the Merger transaction.

The Merger has received the requisite regulatory approvals required and is expected to be completed on or about July 31, 2013.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the Merger, Glacier has filed a registration statement with the Securities and Exchange Commission, which was declared effective. The Proxy Statement/Prospectus contained in the registration statement was mailed to shareholders of NCBI. On July 11, 2013, the Merger was approved by NCBI's shareholders. Investors are advised to read the Proxy Statement/Prospectus because it contains important information regarding the Merger transaction. Copies of the Proxy Statement/Prospectus and other documents filed by Glacier with the SEC are available free of charge at the SEC's web site at www.sec.gov. Documents filed by Glacier may also be accessed and downloaded for free at Glacier's website at www.glacierbancorp.com or by directing a request to Investor Relations, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901 (1-406-756-4200 or 1-800-735-4371). Information regarding NCBI is available by contacting Investor Relations, North Cascades Bancshares, Inc. at 1-800-603-9342).

About Glacier

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana with operating divisions: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana, Lewistown; Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming and Utah; Citizens Community Bank of Idaho, Bank of the San Juans in Colorado, First Bank of Wyoming and First State Bank in Wyoming.

About NCBI

North Cascades Bancshares, Inc., through its wholly owned subsidiary North Cascades National Bank, provides community banking services to individuals and businesses in central Washington, with nine banking offices located in Chelan, Wenatchee, East Wenatchee, Omak, Brewster, Twisp, Okanogan, Grand Coulee and Waterville.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to statements about the benefits of the business combination transaction involving Glacier Bancorp, Inc. and North Cascades Bancshares, Inc., including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the Merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Glacier and NCBI operate; the ability to promptly and effectively integrate the businesses of Glacier Bank and North Cascades National Bank; the reaction to the transaction of the companies' customers, employees, and counterparties; and the diversion of management time on merger-related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs.